EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between GrowGeneration Corp., a Colorado corporation (“Company”), and Darren Lampert (“Employee”), to be effective as of January 1, 2025 (the “Effective Date”).
WHEREAS, Company desires to employ Employee on the terms and conditions set forth herein, and Employee desires to accept employment with Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1. EMPLOYMENT AND DUTIES.
1.1 Position. Employee will be employed by Company as its Chief Executive Officer, reporting to the Board of Directors. Employee’s duties and responsibilities will be such as are consistent with Employee’s position, as more fully defined by Company from time to time, as well as such other duties and responsibilities as Company may reasonably assign to Employee from time to time. In addition, Employee shall, if requested by Company, serve as an officer or director of any subsidiary of Company (such subsidiaries together with Company, the “Group Companies”) for no additional compensation.
1.2 Full Attention. Employee shall devote substantially all Employee’s business time and attention exclusively to affairs of the Group Companies and discharge Employee’s duties and responsibilities hereunder faithfully and to the best of Employee’s ability. Employee shall not, without the prior written consent of Company, engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of Employee’s duties and responsibilities hereunder. Notwithstanding the foregoing, Employee may participate in reasonable levels of charitable, civic, trade organization, and similar activities and passive personal investment activities, provided that such activities do not, as determined by Company in its reasonable discretion, create an actual or apparent conflict of interest, injure Company or its reputation, violate any provision of this Agreement, any other contract between Employee and any Group Company, or any Group Company’s policy in effect from time to time, or otherwise materially interfere with the performance of Employee’s duties under this Agreement.
2. TERM AND TERMINATION OF EMPLOYMENT.
2.1 Term. The term of this Agreement will begin on the Effective Date and continue for two years, unless terminated earlier pursuant to Section 2.2. Termination or expiration of this Agreement does not relieve either party of obligations which by their nature or terms are to be performed after termination or expiration. The period of Employee’s employment pursuant to this Agreement will be the “Term.”
2.1.1 For the avoidance of doubt, prior to the Effective Date, the terms of Employee’s employment with Company will continue to be governed by that certain Executive Employment Agreement, effective as of January 1, 2023, between Employee and Company (the “Prior Agreement”). Notwithstanding that this Agreement may be executed by the parties prior to the Effective Date, if Employee’s employment with Company terminates prior to the Effective Date for any reason, this Agreement will automatically become null and void and of no further force or effect as of the date of such termination of employment.
2.2 Termination. This Agreement may be terminated at any time, with or without reason or Cause (defined below), (a) by Company upon written notice to Employee (subject to Section 3.7, if terminated without Cause), or (b) by Employee upon at least 90 days written notice to Company; provided that, if Employee provides notice to terminate, Company may elect to terminate this Agreement at any time before expiration of the notice period and pay the base salary and benefits to which Employee would have been entitled but for such election to terminate sooner. Promptly following termination or expiration of this Agreement, Company shall pay to Employee such employee benefits (excluding base salary, annual bonus, and equity compensation), if any, to which Employee may be entitled under the Company’s employee benefit plans and/or applicable law as of the termination or expiration date;

provided that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided in Section 3.7. On termination or expiration of this Agreement, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, manager or director of any Group Company; provided that termination or expiration of this Agreement alone will not constitute Employee’s resignation from the Board of Directors of GrowGeneration Corp.
3. COMPENSATION. During the Term, Company shall provide the following compensation to Employee:
1.Base Salary. Employee will receive an annualized base salary of $500,000. Employee’s base salary may be increased or decreased from time to time at the sole discretion of Company, provided that such base salary may not be decreased below the amount stated in this Section 3.1. Base salary will be paid in accordance with Company’s standard payroll practices as they may exist from time to time.
2.Annual Bonus. Employee will be eligible for an annual performance bonus in the target amount of 50% of base salary (with a maximum amount of 100% of base salary) based upon Employee’s achievement of performance goals established by Company in its sole discretion. Any bonus to be paid for a year will be paid in accordance with Company’s standard payroll practices as they may exist from time to time not later than 30 days after the filing of Company’s Annual Report on Form 10-K. No pro-rated bonus will be paid for any partial year of employment except as expressly provided in Section 3.7.
3.Equity. Company will grant the following equity award to Employee pursuant to its Amended and Restated 2018 Equity Incentive Plan or any successor plan thereto (the “Plan”), subject to Employee’s execution and delivery of Company’s then-current form of award agreement and covenant agreement: 200,000 restricted stock units, vesting in equal installments each June 15 and December 15 during the Term. All other terms and conditions of such awards shall be governed by the terms and conditions of the Plan and the applicable award agreement(s) and covenant agreement(s).
4.Time Off. Employee will be eligible for four weeks’ paid vacation per year and may accrue up to four weeks of paid vacation total. Employee will also be entitled to time off for illness, bereavement, parental leave and other personal matters as provided in Company’s policies in effect from time to time, which will not accrue.
5.Other Employment Benefits. Employee will be allowed to participate in Company’s other benefit plans and programs on the same basis as other Company Employees, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by Company from time to time in its sole discretion, subject to the terms of such benefit plans and applicable law, and may include, without limitation, medical, health and dental care, life insurance, disability protection, 401(k) and retirement plans.
6.Expense Reimbursement. Company shall reimburse Employee for out-of-pocket expenses reasonably incurred by Employee in the performance of Employee’s duties under this Agreement, subject to Company’s policies regarding expense reimbursement in effect from time to time.
7.Severance.
3.6.1 If Company terminates Employee’s employment without Cause (defined below), and provided that Employee executes and returns to Company a release of claims in a form reasonably acceptable to Company that becomes fully effective within 60 days after the effective date of such termination (“Termination Date”), Company shall provide severance pay to Employee in an amount equal to the sum of: (a) six months of base salary; (b) six months of annual bonus at Employee’s target amount; and (c) six months of Company’s contribution to Employee’s health and welfare benefits, in each case determined at the rates in effect as of the Termination Date. Severance pay will be paid over a period of six months in equal installments on Company’s regular paydays, commencing on the first payday that is at least 60 days after the Termination Date; provided that the first such payment will include all sums that would have been paid had payment commenced on the first payday after the Termination Date.
3.6.2 As used in this Agreement, “Cause” means Employee’s: (a) indictment for or conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty; (b) engagement in embezzlement, misappropriation, or fraud, (c) engagement in illegal conduct or gross misconduct in connection with Employee’s employment that is materially injurious to the Group Companies, which includes sexual assault, sexual harassment, or similar misconduct; (d) refusal or intentional failure to comply with any lawful written directive of the Board of Directors reasonably within the scope of Employee’s duties and responsibilities; (e) material breach of Employee’s fiduciary duty or duty of loyalty to any Group Company; or (f) material breach of this Agreement, any other contract with any Group Company or any policy of any Group Company that is not cured (if capable of cure) within 10 business days after written notice to Employee identifying the breach; provided no such opportunity to cure shall be required if a substantially similar breach occurred within the preceding 12-month period.
1.Clawback. Notwithstanding anything in this Agreement to the contrary, any incentive-based or other compensation paid to Employee under this Agreement or any other agreement or arrangement with Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by Company pursuant to any such law, government regulation or stock exchange listing requirement). Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
4. RESTRICTIVE COVENANTS. Employee acknowledges Employee’s non-competition, non-solicitation, non-disparagement, confidentiality, and other obligations contained in the covenant agreement(s) executed by Employee in connection with Employee’s equity awards. In the event of a conflict between any such covenant agreements, the legally enforceable provision affording the greatest protection to Company shall prevail. Such obligations are incorporated herein by this reference, as if set forth fully herein.
5. INDEMNIFICATION AND INSURANCE. In the event that Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Employee or any Group Company related to any dispute between Employee and such Group Company with respect to this Agreement or Employee’s employment hereunder, by reason of the fact that Employee is or was a director or officer of a Group Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Employee shall be indemnified and held harmless by Company to the maximum extent permitted under applicable law and Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by Company in advance of the final disposition of such litigation upon receipt by Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Employee to repay such amounts if it is ultimately determined that Employee is not entitled to be indemnified by Company under this Agreement. In addition, during the Term and for a period of six years thereafter, Company or any successor to Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing commercially reasonable coverage to Employee.
6. ADDITIONAL PROVISIONS
1.Severability of Provisions. If any of the provisions of this Agreement will be or become invalid or illegal under any provision of applicable law, the remainder of the Agreement will not be affected thereby.

2.Modification; Waiver. Except for judicial modification of restrictive covenants as provided in the covenant agreement(s) executed by Employee in connection with Employee’s equity awards, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision will be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
3.Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance with Section 409A. The payment of any annual bonus is intended to be a “short term deferral” under Section 409A and any amount payable will be paid in a lump sum on a date determined by Company before the end of the “short term deferral” period” with respect to such bonus. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement for expenses will be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. Notwithstanding any other provision in this Agreement or in any other document, Company will not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.
4.Governing Law; Dispute Resolution. This Agreement will be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement will be subject to the arbitration or other dispute resolution provisions contained in the most recent (as of the date such action is initiated) covenant agreement executed by Employee in connection with Employee’s equity awards.
5.Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party will be entitled to recover such party’s attorney fees incurred as a result of such breach or threatened breach.
6.Binding Effect. This Agreement will be binding on and inure to the benefit of the parties hereto and their successors, assigns, and personal representatives and heirs; provided, however, that this Agreement may not be assignable by Employee.
7.Withholding and Deductions. All payments of base salary, bonus and severance pursuant to this Agreement will be subject to normal withholding for taxes and other applicable payroll deductions.
8.Construction. This Agreement will be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement will be construed against either Company or Employee.
9.Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and will not limit, define or otherwise affect the provisions of this Agreement.
10.Complete Agreement. This Agreement (along with the other agreements referenced herein) is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together constitute one fully-executed agreement.

EMPLOYEE: COMPANY:

GROWGENERATION CORP.

/s/ Darren Lampert By: /s/ Michael Salaman Darren Lampert Michael Salaman, President

Date: September 30, 2024 Date: September 30, 2024